EXHIBIT 99

FOR RELEASE 8:00 a.m. February 6, 2006

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES RECORD EARNINGS FOR 2005

BUCHANAN, VIRGINIA. February 6, 2006 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the year-ending December 31, 2005. Net income for the fourth quarter amounted to $774,829, or $0.63 per share. This amount compares to $667,553, or $0.54 per share, for the same period last year, representing an increase of $107,276 or 16.07%.

Net income for the fiscal year 2005 amount to $3,210,022, or $2.60 per share, which is the highest recorded income in the company’s history. This amount compares to $2,400,198, or $1.95 per share, for the same period of 2004, representing an increase of $809,824 or 33.74%.

At December 31, 2005 total assets amounted to $238,533,735, an increase of 11.81% above the prior year and total deposits increased by 12.04% to $215,843,081.

In addition, the company announced an increase in its shareholder dividend payment to $0.18 per share, payable on February 10, 2006, an increase of 12.50% in the quarterly dividend payment.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., stated “We are extremely pleased to report record earnings for the second consecutive year. The company’s performance and progress reflects the efforts of its employees to ensure our success. The continuing positive earnings trend can be attributed to a continuing vibrant economy which has accounted for strong loan demand in our market. The company’s net interest margin has increased during the past year due to rising interest rates, which has greatly benefited earnings. In addition, the rise in income has benefited from mortgage-loan related activities.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates eight full service offices in Botetourt, Rockbridge, and Roanoke counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

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	(unaudited) 2005	(audited) 2004
Assets
Cash and due from banks	$8,985,579	$5,789,445
Interest-bearing deposits with banks	291,648	194,700
Federal funds sold	6,752,000	3,782,000
Investment securities available for sale	27,940,163	23,752,840
Investment securities held to maturity	1,809,776	2,259,662
Restricted equity securities	474,000	439,700
Loans, net of allowance for loan losses of $2,271,074 in 2005 and $2,131,534 in 2004	183,352,611	168,955,408
Property and equipment, net	5,784,284	5,795,172
Accrued income	1,222,811	981,683
Foreclosed assets	—	50,000
Other assets	1,920,863	1,346,241

Total assets	$238,533,735	$213,346,851

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$31,365,352	$27,790,202
Interest-bearing deposits	184,477,729	164,857,274

Total deposits	215,843,081	192,647,476
Federal funds purchased	—	—
Accrued interest payable	548,317	394,572
Other liabilities	407,292	848,630

Total liabilities	216,798,690	193,890,678

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value; 2,500,000 shares authorized; 1,240,121 and 1,232,745 shares issued and outstanding in 2005 and 2004, respectively	1,240,121	1,232,745
Additional paid-in capital	1,510,751	1,361,970
Retained earnings	18,960,299	16,491,678
Accumulated other comprehensive income (loss)	23,874	369,780

Total stockholders’ equity	21,735,045	19,456,173

Total liabilities and stockholders’ equity	$238,533,735	$213,346,851

	(Unadited) 2005	(Audited) 2004	(Audited) 2003
Interest income
Loans and fees on loans	$13,150,346	$11,028,391	$10,022,700
Federal funds sold	158,555	55,295	44,976
Investment securities:
Taxable	569,211	520,900	976,549
Exempt from federal income tax	371,339	380,673	379,407
Dividend income	33,247	27,249	25,575
Deposits with banks	5,422	2,481	2,406

Total interest income	14,288,120	12,014,989	11,451,613

Interest expense
Deposits	4,052,837	3,325,837	3,673,333
Federal funds purchased	16,848	13,751	12,475

Total interest expense	4,069,685	3,339,588	3,685,808

Net interest income	10,218,435	8,675,401	7,765,805
Provision for loan losses	450,000	725,000	625,000

Net interest income after provision for loan losses	9,768,435	7,950,401	7,140,805

Noninterest income
Service charges on deposit accounts	859,425	760,277	622,215
Other service charges and fees	178,603	181,832	180,746
Commissions on title services	224,748	174,729	176,166
Net realized gains (losses) on sales of securities	7,198	656	1,750
Net gain on sale of foreclosed assets	—	—	—
Other income	241,332	202,010	167,766

Total noninterest income	1,511,306	1,319,504	1,148,643

Noninterest expense
Salaries and employee benefits	3,814,394	3,378,528	3,118,394
Occupancy	391,494	359,963	291,308
Equipment	569,671	458,379	428,727
Foreclosed assets, net	36,665	1,059	62,317
Advertising and public relations	142,994	176,090	141,228
Outside services	163,507	154,746	168,776
Other general and administrative	1,506,416	1,305,226	1,358,455

Total noninterest expense	6,625,141	5,833,991	5,569,205

Income before income taxes	4,654,600	3,435,914	2,720,243
Income tax expense	1,444,578	1,035,716	794,027

Net income	$3,210,022	$2,400,198	$1,926,216

Basic earnings per share	$2.60	$1.95	$1.57

Diluted earnings per share	$2.60	$1.95	$1.56

Basic weighted average shares outstanding	1,235,647	1,232,645	1,230,520

Diluted weighted average shares outstanding	1,236,957	1,233,356	1,230,880